UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2008

TheStreet.com, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-25779	06-1515824
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14 Wall Street 15th Floor New York, NY	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 321-5000

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

             On May 15, 2008, TheStreet.com, Inc. (the “Company”) and Teresa F. Santos entered into a new Employment Agreement (the “Agreement”), effective as of May 15, 2008. Pursuant to the Agreement, Ms. Santos will continue to serve as the General Counsel and Secretary of the Company through May 14, 2009 (the “Initial Term”). Thereafter, the agreement shall automatically renew for an additional one year term, however, either party may terminate the Agreement at the end of the Initial Term upon ninety (90) days written notice.

In consideration for her service, Ms. Santos is entitled to an annual base salary of $210,000 and is eligible to receive annual bonus compensation, with a target of such bonus being 35% of such salary. Ms. Santos is also entitled to receive an annual grant of long-term equity incentive compensation pursuant to the Company’s 2007 Performance Incentive Plan (the “Plan’) at the discretion of the Compensation Committee of the Board of Directors.

If Ms. Santos’s employment is terminated other than for “Cause” (as defined in the Agreement) or if she resigns for “Good Reason” (as defined in the Agreement) then she shall be entitled to receive (i) previously earned salary as prorated through the date of termination, resignation or expiration, as the case may be, (ii) health and insurance benefits for up to one year, and (iii) 100% of the Annual Salary to which Ms. Santos would have been entitled if she had continued working for the Company for an additional twelve (12) months. Pursuant to the Agreement, and as a condition to certain of the forgoing severance entitlements, Ms. Santos is subject to certain non-competition, non-solicitation and confidentiality restrictions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TheStreet.com, Inc. (Registrant)

Date: May 20, 2008	By:	/s/ Thomas J. Clarke, Jr.
Chief Executive Officer